Exhibit 21

LIST OF VALIDUS HOLDINGS, LTD. SUBSIDIARIES*	JURISDICTION

Validus Holdings, Ltd.	Bermuda

Validus Reinsurance, Ltd.	Bermuda

Validus Research Inc.	Ontario

Validus Specialty, Inc.	Delaware

Validus Reaseguros, Inc.	Florida

Validus Services, Inc.	Delaware

Validus Underwriting Risk Services, Inc.	Delaware

Talbot Holdings Ltd.	Bermuda

Talbot 2002 Underwriting Capital Ltd.	UK

Talbot Insurance (Bermuda) Ltd.	Bermuda

Talbot Underwriting Holdings Ltd.	UK

Talbot Underwriting Ltd.	UK

Talbot Risk Services Pte Ltd.	Singapore

Talbot Underwriting Services Ltd.	UK

Underwriting Risk Services Ltd.	UK

Talbot Risk Services Italia SRL	Italy

*	All subsidiaries are, directly or indirectly, wholly-owned subsidiaries.